                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    ---------



                                  SCHEDULE 13G

                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
              (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(b)

                               (Amendment No. 1)*


                               CENTENE CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    15135B101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] Rule 13d-1(b)
[_] Rule 13d-1(c)
[X] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 15135B101                 13G                     Page 2 of 8 Pages
------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      Cahill, Warnock Strategic Partners Fund, L.P. 52-1970619
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,000,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11
      9.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

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CUSIP No. 15135B101                    13G                   Page 3 of 8 Pages

------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      Strategic Associates, L.P. 52-1991689
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,000,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11
      9.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

CUSIP No. 15135B101               13G                        Page 4 of 8 Pages

------------------------------------------------------------------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      Cahill Warnock Strategic Partners, L.P.   52-1970604
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,000,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,000,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,000,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
11
      9.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------

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                                                               Page 5 of 8 Pages

Item 1(a).    Name of Issuer

              Centene Corp. (the "Issuer")

Item 1(b).    Address of Issuer's Principal Executive Offices

              The address of the Issuer's principal executive offices is 7711 Carondelet Avenue, Suite 800, St. Louis, MO 63105.

Item 2(a).    Name of Person Filing

              This statement is filed on behalf of Cahill, Warnock Strategic Partners Fund, L.P., Strategic Associates, L.P. and Cahill, Warnock Strategic Partners, L.P.

Item 2(b).    Address of Principal Business Office or, if None, Residence

              The principal place of business of Cahill, Warnock Strategic Partners Fund, L.P., Strategic Associates, L.P. and Cahill, Warnock Strategic Partners, L.P. is One South Street, Suite 2150, Baltimore, Maryland 21202.

Item 2(c).    Citizenship

              The citizenship or place of organization of each of the Reporting Persons is set forth on the cover page.

Item 2(d).    Title of Class of Securities

              The title of the securities is common stock (the "Common Stock").

Item 2(e).    CUSIP Number

              The CUSIP number of the Common Stock is set forth on the cover page.

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

        (a)   [_] Broker or dealer registered under Section 15 of the Exchange
                  Act.

        (b)   [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

        (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

        (d) [_] Investment company registered under Section 8 of the Investment Company Act.

        (e)   [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                  (E);

        (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j)   [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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                                                               Page 6 of 8 Pages

Item 4. Ownership.

     (a)  Amount beneficially owned:

          Cahill, Warnock Strategic Partners, L.P. ("Strategic Partners") is the sole general partner of Cahill, Warnock Strategic Partners Fund, L.P. ("Strategic Partners Fund") and Strategic Associates, L.P. ("Strategic Associates"). Strategic Partners Fund is the record owner of 947,500 shares and Strategic Associates is the record owner of 52,500 shares. The limited partnership agreement for Strategic Partners Fund provides that any securities acquired by it and Strategic Associates shall be sold or otherwise disposed of at substantially the same time. The limited partnership agreement for Strategic Associates provides that it will invest on a side-by-side basis with Strategic Partners Fund. Notwithstanding these provisions, there is no agreement between the two funds that provides the other with any right to enforce these provisions. Accordingly, Strategic Partners Fund, Strategic Associates and Strategic Partners each deny that it is part of any group, however, the amounts reported as beneficially owned reflect the ownership levels if Strategic Partners, Strategic Partners Fund and Strategic Associates are considered part of a group.

          Because of their relationship as affiliated entities, Strategic Partners Fund and Strategic Associates may be deemed to own beneficially the shares held of record by the other. As the general partner, Strategic Partners may be deemed to own beneficially the shares held by the Strategic Partners Fund and Strategic Associates. Notwithstanding the foregoing, Strategic Partners Fund, Strategic Associates and Strategic Partners each disclaim beneficial ownership of any shares not held of record by it. The amounts reported as beneficially owned reflect the ownership levels if Strategic Partners, Strategic Partners Fund and Strategic Associates were to be considered owed beneficially by the others.

     (b)  Percent of class:

          Cahill, Warnock Strategic Partners Fund, L.P.                     9.9%

          Strategic Associates, L.P.                                        9.9%

          Cahill, Warnock Strategic Partners, L.P.                          9.9%

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:

                Cahill, Warnock Strategic Partners Fund, L.P.                 0

                Strategic Associates, L.P.                                    0

                Cahill, Warnock Strategic Partners, L.P.                      0

          (ii)  Shared power to vote or to direct the vote:

                Cahill, Warnock Strategic Partners Fund, L.P.         1,000,000

                Strategic Associates, L.P.                            1,000,000

                Cahill, Warnock Strategic Partners, L.P.              1,000,000

          (iii) Sole power to dispose or to direct the disposition of:

                Cahill, Warnock Strategic Partners Fund, L.P.                 0

                Strategic Associates, L.P.                                    0

                Cahill, Warnock Strategic Partners, L.P.                      0

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                                                               Page 7 of 8 Pages

      (iv)     Shared power to dispose or to direct the disposition of:

                    Cahill, Warnock Strategic Partners Fund, L.P.    1,000,000

                    Strategic Associates, L.P.                       1,000,000

                    Cahill, Warnock Strategic Partners, L.P.         1,000,000

Item 5.  Ownership of Five Percent or Less of a Class

N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

N/A

Item 8.  Identification and Classification of Members of the Group

N/A

Item 9.  Notice of Dissolution of Group

N/A

Item 10. Certification

N/A

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                                                               Page 8 of 8 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 26, 2002

                                 Cahill, Warnock Strategic Partners Fund, L.P.


                                 By:  Cahill, Warnock Strategic Partners, L.P.,
                                        its general partner


                                 /s/ Donald W. Hughes
                                 ---------------------------------
                                 Name:  Donald W. Hughes
                                 Title:  Secretary


                                 Strategic Associates, L.P.


                                 By:  Cahill, Warnock Strategic Partners, L.P.,
                                        its general partner


                                 /s/ Donald W. Hughes
                                 ---------------------------------
                                 Name:  Donald W. Hughes
                                 Title: Secretary


                                 Cahill, Warnock Strategic Partners, L.P.


                                 /s/ Donald W. Hughes
                                 ---------------------------------
                                 Name:  Donald W. Hughes
                                 Title: Secretary and General Partner

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                                  EXHIBIT INDEX

Exhibit No.              Description

99.1                     Agreement of Joint Filing